Exhibit 99.1
Media Contact:
Michael Gillette, 941-681-3121, mgillette@sinofresh.com
Investor Relations: 941-232-9442, investorrelations@sinofresh.com
FOR IMMEDIATE RELEASE
SINOFRESH ANNOUNCES 3RD QUARTER 2005 RESULTS
ENGLEWOOD, FL, November 16, 2005 — SinoFresh HealthCare, Inc. (OTC BB: SFSH) announced its financial results for the quarter and nine months ended September 30, 2005.
Revenue in the three months ended September 30, 2005 was $978,620, a decrease of $191,805 from $1,170,425 in the same period in 2004. Revenues in the third quarter of 2004 reflected a ramp up of inventory by major retailers in anticipation of certain promotional programs. These programs did not take place in 2005. The quarterly revenue for 2005 does reflect approximately $166,000 attributable to the Company’s newest product offering, an antiseptic throat spray.
Reported revenue for the nine months ended September 30, 2005 was $2,299,450 compared to $3,285,857 for the nine months ended September 30, 2004. For comparison purposes, however, the 2004 revenues included $806,339 related to product that was shipped to certain large retailers in 2003 under a “pay-to-scan” (consignment-type) program. The pay-to-scan programs were discontinued in early 2004 and all product held by these retailers was converted to revenue. Adjusting for these revenues, the year to date decrease was approximately $180,000 from 2004 to 2005. This decrease is primarily reflective of a reduction in overall marketing efforts in 2005 due to lack of funding.
Gross profit for the three months ended September 30, 2005 was $661,175 (68%), compared to $844,774 (72%) for the three months ended September 30, 2004. The reduction in gross profit percentage was primarily due to increased cooperative marketing charges from our retail customers for in-store advertising programs. Gross profit for the nine months ended September 30, 2005 was $1,607,212 (or 70%), compared to $2,469,847 (75%) for the nine months ended September 30, 2004. The year to date reduction in gross margin percentage is the result of damage returns from certain retail customers.
Total operating expenses for the third quarter 2005 were $585,065, down from $784,257 for third quarter 2004. Total operating expenses for the nine months ended September 30, 2005 were $2,837,925, down from $3,905,135 for the same period in 2004. The decrease for both of these periods reflects on-going efforts to reduce overall operating costs.
Net loss was $116,670 ($0.01 per share) compared to net income of $69,083 ($0.01 per share) for the third quarter of 2005 and 2004, respectively. Net loss for the nine months ended September 30, 2005 was $1,740,142 ($0.12 per share) compared to $1,408,853 ($0.11 per share) for the nine months ended September 30, 2004.
Working capital deficit is approximately $1.5 million as of September 30, 2005.
The company outlined a number of positive operating and R&D highlights from the quarter:
•	Initial shipments of SinoFresh™ Daily Throat Spray, an antiseptic spray designed to kill germs and bacteria in the back of the throat, to CVS drug stores and other key retailers and wholesale distributors for the 2005-2006 cold and flu season.
•	The completion of a Pre-Investigational New Drug (Pre-IND) meeting with the US Food and Drug Administration (FDA) for the purpose of entering clinical trials for the treatment of chronic sinus disorders with a prescription version of SinoFresh’s patented nasal spray.
•	The commencement of in-vivo animal studies in collaboration with Lovelace Respiratory Research Institute of Albuquerque, NM to demonstrate the ability of SinoFresh’s patented nasal spray to prevent infection by airborne upper respiratory viral pathogens.
•	The hiring of business development firm CAM-Global, Irvine, CA, to help direct the Company’s entry into global licensing and distribution arrangements for its broad-spectrum antiseptic technology.

“The third quarter of 2005 was an extremely productive period in terms of getting past our legal distractions, strengthening our relationships with key partners, and getting focused on the scientific and commercial initiatives that will bring SinoFresh to the next level and beyond,” stated SinoFresh CEO and Chairman, Charles Fust. “At no other time in this company’s history have we seen so much interest in our science and our products from researchers, global health organizations, and potential pharmaceutical partners.”
About SinoFresh HealthCare, Inc.
SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies for conditions of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Spray, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. SinoFresh™ Nasal Spray is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 (file No. 0-49764). The Company’s actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.
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*SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.